Exhibit 10.37

AMENDED & RESTATED OFFER LETTER

February 25, 2026

CONFIDENTIAL

Via Electronic Mail

Ian Mortimer

Dear Ian,

Re: Offer of Employment – Amended and Restated

We are pleased to offer you continued employment in the position of President & Chief Executive Officer (“CEO”) with Xenon Pharmaceuticals Inc. (the “Company”) on the revised terms and conditions set herein. This Agreement will replace and supersede your existing employment agreement dated January 13, 2021 in its entirety; please read it carefully. The effective date of this Agreement shall be February 25, 2026 (the “Effective Date”). You will be credited for all purposes with your service to the Company back to your start date of October 21, 2013.

A.
Base Salary. You will continue to earn a base salary of $820,000 USD per year, less statutory and other applicable deductions as required, for all work and services you perform for the Company (the “Base Salary”). The Base Salary is payable semi-monthly in arrears in accordance with the Company’s applicable payroll policies. The US dollar amount of your semi-monthly pay will be converted to Canadian dollars at the Bank of Canada exchange rate approximately five (5) days prior to each pay date and paid in Canadian dollars. You hereby agree and understand that the exchange rate between US and Canadian dollars may vary either in your favour or in Xenon’s favour (the “Exchange Rate Variance”), and you accept that such Exchange Rate Variance is an accepted term and condition of your employment.

B.
Annual Discretionary Bonus. In addition to your Base Salary, you are eligible to earn an annual discretionary bonus, less statutory and other applicable deductions as required, of up to seventy percent (70%) of your base salary earnings in the applicable calendar year of service, in Canadian dollars (the “Target Bonus Amount”). Any bonus payable will be paid in Canadian dollars. The payment and amount of the annual bonus is within the sole discretion of the Board of Directors (the “Board”) and will be evaluated in the first quarter of each year in relation to the achievement of corporate objectives for the previous year. Such objectives will be established annually by the Board in its sole discretion. Bonuses are not earned until paid. No “pro-rated” or partial bonus will be provided unless provided for in Sections M through P below or as otherwise approved by the Board, based on the determination of the Compensation Committee, in its sole discretion.

C.
Annual Review. The Company will conduct an annual review of your compensation package, including your salary and bonus percentage, in accordance with its policies. Any adjustment to the same is at the sole discretion of the Company provided that the Base Salary benchmarked in US dollars will not be reduced without your consent and subject to Sections L and M of this Agreement. You will be paid in Canadian dollars, but the Company may, at its sole discretion, benchmark your compensation in US dollars based on the peer group that is identified from time to time. You hereby agree and acknowledge that the Company has no control over the applicable foreign currency exchange rate and that your compensation in Canadian dollars may be reduced compared to the previous year because of such applicable exchange rate. You further agree and acknowledge that such lower compensation will not constitute constructive dismissal if solely due to the then applicable foreign currency exchange rate.

D.
Expense Reimbursement. In accordance with its expense policy, as amended from time to time, the Company will reimburse any authorized expenses actually and reasonably incurred in the course of performing your employment duties. The Company will also provide to you, for the duration of your employment, any necessary work tools, such as a laptop computer and mobile phone. Subject to approval by the Company, you will also be reimbursed for out-of-pocket expenses incurred for attending courses or workshops related to your employment duties.

E.
Reporting Structure/Responsibilities. You will report to the Chair of the Board of Directors. You agree that the Company may change the reporting structure, including the person and position to whom you report, and the people and positions who report to you. You will perform the responsibilities and duties of your position, as described in Schedule A, and such other responsibilities and duties as may be reasonably requested by the Company from time to time. You will at all times: (i) conform to the reasonable and lawful directions of the Company and the Board; (ii) adhere to all applicable Company policies; (iii) give the Company the full benefit of your knowledge, expertise, skill and ingenuity; (iv) well and faithfully serve the Company; (v) devote your best efforts to furthering the interests of the Company; and (vi) exercise the degree of care, diligence and skill that a prudent executive would exercise in comparable circumstances.

You will not during your employment with the Company, be employed by, or provide products or services of any nature whatsoever to, any other person, company, organization or other entity without prior written permission from the Company. This does not restrict you from performing reasonable volunteer activities; however, you must obtain the consent of the Company if you wish to serve on a board of directors or advisory board, or if you perform any paid work or services for other organizations. Schedule B contains a description of all such appointments and positions that you currently occupy, and all paid work and services you currently provide to outside organizations, to which the Company confirms that it provides its permission. The Company retains the right to revoke any consent for such outside services, especially in the event where any such services may create a conflict of interest.

F.
Vacation and Sick Days. In accordance with the Company’s policies, you will earn twenty (20) days of paid vacation per calendar year on a pro rata basis. You may also be entitled to other leaves, including without limitation, an additional allotment of paid sick days and statutory holidays, as provided in the Company’s policies during the applicable period. Accrued but unused paid time off and sick days will expire in accordance with the Company’s policies, as amended from time to time.
G.
Non-Disclosure, Non-Solicitation & Non-Competition Agreement; Clawback Policy. You hereby reaffirm the terms of your previously signed Employee Non-Disclosure, Non-Solicitation & Non-Competition Agreement. Additionally, you acknowledge that as a condition of your employment under this Agreement, you have signed and agreed to the Company’s Clawback Policy, in the form as adopted by the Company as of November 20, 2023, and as may be amended from time to time, which is intended to comply with applicable securities laws and listing standards.
H.
Equity. You will continue to be eligible to participate in the Company’s equity program, as may be authorized by the Company’s Compensation Committee. Any equity award granted to you will be granted pursuant to and subject to the terms of the applicable equity plan (the “Plan”) and the award agreement to be entered into between you and the Company thereunder, which shall control in the event of any conflict with the Agreement. All equity awards granted prior to the effective date of this Agreement will continue to be governed by the applicable equity plan and award agreement.

I.
Benefits. You will continue to be eligible to participate in the Company’s employee group benefit plans, subject to the Company’s policies, eligibility rules, and terms established by the service providers, as amended from time to time. You will continue to be eligible to participate in the Company’s current Group RRSP Plan, under which the Company will match your contributions up to a maximum of 5% of your Base Salary, in the same currency in which your Base Salary is paid.

J.
Taxes. Any taxes applicable to your employment compensation package with the Company will be deducted and remitted to the appropriate authorities in accordance with the Company’s standard policies and the law.

If you work in a second tax jurisdiction at the Company’s request, the Company will cover the reasonable costs for you to use the services of the Company’s tax adviser or another adviser mutually agreed upon by the Parties to prepare your home and host country tax returns for any year during which you are required to file tax returns in more than one country as a result of your employment with the Company.

K.
Insurance and Indemnification. As a corporate and/or executive officer of the Company, during your employment with the Company, you will be covered by its Directors’ and Officers’ Liability Insurance Policy and such other indemnity policy, agreement or commitment established by the Company, subject to the terms of the Insurance Policy and other policy, agreement or commitment and any amendments made from time to time at the Board’s discretion provided that no amendment will substantially reduce your entitlements. Your coverage under such Insurance Policy and any other policy, agreement, or commitment, will continue after your employment ends in respect of your employment. The Indemnification Agreement that you signed dated November 4, 2014 continues to be in full force and effect.

L.
Change of Control. In this Agreement:

a.
“Change of Control” means:

(i)
the acquisition by any person or persons acting jointly or in concert (as determined by the Securities Act (as defined in the Plan)) (“Person”), whether directly or indirectly, of voting securities of the Company that, together with all other voting securities of the Company held by such Person, constitute in the aggregate more than 50% of all outstanding voting securities of the Company; provided, however, that for purposes of this subsection, the acquisition of additional securities by any one Person, who owns more than 50% of all outstanding voting securities of the Company, will not be a Change of Control;

(ii)
an amalgamation, arrangement or other form of business combination of the Company with another corporation that results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50% of all outstanding voting securities of the corporation resulting from the business combination; provided, however, that for purposes of this subsection, the acquisition of additional securities by any one Person, who owns more than 50% of all outstanding voting securities of the Company, will not be a Change of Control; or

(iii)
a change in the ownership of a substantial portion of the Company’s assets, including the sale, lease, transfer or exchange of a substantial portion of the Company’s assets, to another Person, other than in the ordinary course of business of the Company, which occurs on the date that such Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to a Related Entity (as defined in the Plan), or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity of which the Company has Control (as defined in the Plan), (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the all outstanding voting securities of the Company, or (4) an entity of which a Person described in this subsection (iii)(B)(3) has Control (as defined in the Plan). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets;

provided, however, that a Change of Control will not be deemed to have occurred if such Change of Control results solely from the issuance, in connection with a bona fide public offering, financing or series of financings by the Company, of voting securities of the Company or any rights to acquire voting securities of the Company which are convertible into voting securities.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (x) its sole purpose is to change the state or jurisdiction of the Parent’s incorporation, or (y) its sole purpose is to create a holding company the voting securities of which will be owned in substantially the same proportions by the persons who held the Parent’s voting securities immediately before such transaction.

b.
“Good Reason” means any of the following:

(i)
any unilateral change or series of changes to your employment responsibilities, reporting relationship, or status within the Company , such that immediately after such a change or series of changes to your responsibilities, reporting relationship, or status, taken as a whole, and taking into account the size and complexity of the business of the Company at that time, are substantially less than those assigned to you immediately prior to such change or series of changes; or

(ii)
a material reduction in your Base Salary or other compensation as in effect prior to the Change of Control; or

(iii)
the taking of any action by the Company, or the failure by the Company to take any action, that would materially adversely affect your participation in, or materially reduce your aggregate benefits under, the total package of long-term incentive, bonus, compensation, retirement savings plan, life insurance, health, accident disability and other similar plans in which you are participating prior to the action by the Company or the failure by the Company to take any action; or

(iv)
the unilateral requirement that you relocate to a new location that is both (a) more than 60 kilometers from your previous work location and (b) more than 60 kilometers from your primary residence; it being understood that you shall not be considered to have been relocated for purposes of this subsection (iv) if you are providing services to the Company consistent with Section Q or R of this Agreement or you otherwise expressly consent to a change to Section Q or R; or

(v)
failure or refusal of the Successor Company to offer you terms and conditions of employment, including the provisions of Section M of this Agreement, that are substantially the same as the provisions of this Agreement;

c.
“Successor Company” means, in connection with a Change of Control, the surviving or acquiring company or entity.

M.
Termination Without Cause or Resignation for Good Reason in Connection With or Following A Change of Control:

In the event of (i) the Company’s termination of your employment without cause or (ii) your resignation for Good Reason, in either case, occurring within three (3) months prior to a Change of Control and related or connected to that Change of Control or occurring within twelve (12) months after the date of the Change of Control, the Company or Successor Company will provide you with the following :

a.
a lump sum payment equal to (i) twenty-four (24) months of your Base Salary plus (ii) two (2) times the Target Bonus Amount;

b.
a lump sum payment equal to your Target Bonus Amount for the fiscal year during which termination occurs, pro-rated based on the number of days you were employed during such fiscal year (the “Pro-Rated Annual Bonus”);

c.
payment of an amount equal to the contributions to your retirement savings plan the Company would have paid on your behalf for the twenty-four (24) months following your termination of employment;

d.
notwithstanding any provision in the Plan to the contrary:
(i)
immediate vesting of all unvested stock options, restricted stock units, other equity or equity-based awards (with any performance-based awards vesting in full), and other deferred compensation awards granted to you by the Company or the Successor Company; and

(ii)
with respect to stock options and other deferred compensation granted pursuant to the Plan and any subsequent deferred compensation plan, continued exercise rights for the longer of the period stipulated in the applicable plan or grant, or six (6) months from the termination of your employment.

e.
subject to the applicable insurer’s terms of coverage, at the Company’s discretion, the Company will arrange for you to continue to receive group benefits insurance coverage up to the earlier of (i) the end of the twenty-four (24) month period following your termination of employment, or (ii) the date you commence new work or employment with comparable coverage. In the event the insurer does not continue coverage, the Company will pay you an amount equivalent to the cost of the monthly premiums the Company would have paid on your behalf for the group benefits insurance coverage that are terminated.

For your resignation to qualify as a resignation for “Good Reason,” you must within three (3) months after the occurrence of Good Reason, provide the Company or Successor Company with written notice of the change or changes constituting Good Reason and, if the change or changes remain uncured by the Company for a period of thirty (30) days following the Company’s receipt of such notice (the “Cure Period”), you must actually terminate your employment, if at all, not later than sixty (60) days after the expiration of such Cure Period. Where the Good Reason is based in whole or in part on a series of changes, the three (3)-month notice period will commence on the occurrence of the last change in the series. During the Cure Period, the Company or the Successor Company may correct, reverse, rectify or otherwise resolve the change or series of changes that constitute Good Reason, in which case you will not be entitled to resign for Good Reason.

The payments described above are inclusive of any termination or severance pay owing to you under applicable law, and will be subject to statutory withholdings and other regular payroll deductions. You further agree that you will not be eligible for any additional severance or separation payments under any other Company policy or practice. You will also receive all wages earned up to the termination of your employment for any reason as well as any accrued but unused vacation pay and any other payment or benefit required to be provided pursuant to applicable employment or labour standards legislation. In the event you trigger termination under the Change of Control/Good Reason terms above or are entitled to the termination provisions above as a result of the termination of your employment without cause, you will not be eligible for any payment pursuant to the termination sections below.

The receipt of any vesting acceleration, severance payments and benefits in excess of those required to be provided by applicable employment or labour standards legislation as set out in this Section M are subject to you signing and returning a separation agreement and release of claims related to your service with the Company (which may include an agreement not to disparage the Company, affirmation of your obligations under the Confidentiality Agreement and other standard terms and conditions) in a form reasonably satisfactory to the Company).

N.
Resignation. If for any reason you should wish to leave the Company, you will provide the Company with three (3) months’ prior written notice of your intention (the “Resignation Period”). You agree that the Company may, in its sole and unfettered discretion, waive the Resignation Period in whole or in part and end your employment immediately by delivering to you a written notice promptly followed by payment of the Base Salary due to you during the remainder of the Resignation Period and any pay accrued and owing under this Agreement up to the date of such notice. It is further expressly agreed that you will not be entitled to any bonus or pro rata bonus after you give notice of resignation. For example, if you give notice of resignation partway during the calendar year, or any time prior to the bonus payment date following that calendar year, you will not be entitled to any bonus for that calendar year.

O.
Termination for Cause. The Company may terminate your employment at any time for cause, effective upon delivery by the Company to you of a written notice of termination of your employment for cause. You will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of your employment), severance pay, notice, payment in lieu of notice, benefits or damages of any kind, and for clarity, without limiting the foregoing, you will not be entitled to any bonus or pro rata bonus payment that has not already been awarded by the Company.

P.
Termination Without Cause.

(This Section P does not apply to a “Termination without cause” that occurs within three (3) months prior to a Change of Control and in relation or connection to that Change of Control or within twelve (12) months after a Change of Control – such terminations are covered by Section M).

The Company may terminate your employment without cause upon providing you with the notice or pay in lieu of notice to which you are entitled under applicable employment or labour standards legislation (the “Statutory Notice”). In exchange for and conditional upon you signing and returning a separation agreement and release of claims related to your service with the Company (which may include an agreement not to disparage the Company, affirmation of your obligations under the Confidentiality Agreement and other standard terms and conditions) in a form reasonably satisfactory to the Company, the Company will provide you with notice or pay in lieu of notice beyond that required by the Statutory Notice – in particular, the Company will provide you with working notice of termination (in which case all of your terms and conditions of employment including compensation and benefits, subject to the applicable insurer’s terms of coverage, will continue during the working notice period, or Base Salary continuance, or a lump sum payment of Base Salary, or an equivalent combination of any of the foregoing, in the amount of eighteen (18) months (the “Notice Period”).

It is within the Company’s sole discretion to decide whether to provide working notice, Base Salary continuance, or a lump sum payment of Base Salary, or a combination of the foregoing, for the Notice Period.

The Notice Period is inclusive of, and not in addition to, the Statutory Notice. If the Company elects to provide Base Salary continuance or a lump sum payment of Base Salary for all or part of the Notice Period, the portion of the Notice Period covered by such payment(s) shall be defined as the “Payment Period”.

The parties further agree as follows, also conditional upon you signing and returning the settlement agreement and release described above:

(i)
subject to the applicable insurer’s terms of coverage, the Company will arrange for you to continue to receive group benefits insurance coverage up to the earlier of (i) the end of the Notice Period, or (ii) the date you commence full-time employment. In the event the insurer does not continue coverage, the Company will pay you an amount equivalent to the cost of the monthly premiums the Company would have paid on your behalf for the group benefits insurance coverage that are terminated;

(ii)
a payment equal to your Target Bonus Amount for the fiscal year during which termination occurs, pro-rated on the number of days you were employed during such fiscal year (the “Pro-Rated Annual Bonus”).

(iii)
the Company will pay the contributions to your retirement savings plan the Company would have paid on your behalf during the Notice Period; and

(iv)
notwithstanding any provision in this Agreement or in the Plan to the contrary, all options, restricted stock units, other equity or equity based awards, and any other deferred compensation granted to you will continue to vest for a period of three (3) months after the date your employment terminates and all vested stock options and other deferred compensation will be exercisable until the earlier of the original expiry date of the stock options and deferred compensation and the date that is six (6) months after the date your employment terminates.

Any payment in lieu of notice provided to you will be inclusive of any termination or severance pay owing to you under applicable employment standards legislation and subject to statutory withholdings and other regular payroll deductions. You will not be entitled to receive any further pay or compensation except (i) as expressly set out in this Agreement, and (ii) the pay, if any, accrued and owing under this Agreement up to the date of termination of your employment.

Regardless of the reason for termination, you will receive all wages earned to date of termination, any accrued but unused vacation pay and any other payments or benefits required pursuant to applicable employment or labour standards legislation, as amended from time to time.

In the event your employment is terminated as a result of a constructive dismissal of your employment by an act or omission of the Company, your entitlements on termination shall continue to be governed by Section P of this Agreement.

Q.
Principal Employment Location and On-Site Expectations. Your principal employment location will be Burnaby, BC and you will be expected to be on-site at our Burnaby office as required by the nature of your position and in accordance with Company policy.
R.
Work Permit. As a condition of your employment, you may become required to work in other jurisdictions where the Company or the Company’s affiliates maintain an office. In that event, the continuance of your employment with the Company will become contingent upon your signing and complying with an Employee Secondment Agreement Letter, receiving authorization to work in that or those other jurisdiction(s), and to your maintaining such status. The Company will support your application for any such authorization(s).

S.
FDA Debarment. As a condition of your employment, you must certify that you are not under investigation by the FDA for debarment action, have not been debarred under the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et seq.), and are not otherwise being investigated, restricted or disqualified from performing services relating to clinical trials by the FDA or any other regulatory authority or professional body in any other jurisdiction. If, during the course of your employment with Xenon, you become subject to such investigation or otherwise are restricted or disqualified, you will promptly inform Xenon’s Legal Department of such event.

T.
Miscellaneous

No Implied Entitlement. Other than as expressly provided herein or in any of the Company’s policies, as amended from time to time at the Company’s sole discretion, you will not be entitled to receive any further pay or compensation, severance pay, notice, payment in lieu of notice, incentives, bonuses, benefits or damages of any kind.

Continued Effect. Notwithstanding any changes in the terms and conditions of your employment which may occur in the future, including any changes in position, duties or compensation, the termination provisions in this Agreement will continue to be in effect for the duration of your employment with the Company unless otherwise amended in writing and signed by the Company.

Authorization to Deduct Debts. If, on the date you leave employment, you owe the Company any money, you hereby authorize the Company to deduct any such debt from your final pay or any other payment due to you to the extent permitted by the BC Employment Standards Act if applicable. Any remaining debt will be immediately payable to the Company and you agree to satisfy such debt within fourteen (14) days after any demand for repayment.

Dispute Resolution. In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Company seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, or enforce the covenants hereunder, that dispute will be resolved confidentially as follows:

a.
Amicable Negotiation – The parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bona fide efforts to resolve any disputes arising between them by amicable and expeditious negotiations.

b.
Mediation – If the parties are unable to negotiate resolution of a dispute, either party may with the agreement of the other party refer the dispute to mediation by providing written notice to the other party. If the parties cannot agree on a mediator within fifteen (15) days after receipt of the notice to mediate, then either party may make application to the British Columbia Arbitration and Mediation Society to have one appointed. The mediation will be held in Vancouver, BC, in accordance with the British Columbia International Commercial Arbitration Centre’s (the “BCICAC”) Commercial Mediation Rules, and each party will bear its own costs, including one-half share of the mediator’s fees.

c.
Arbitration – If, after mediation, the parties have been unable to resolve a dispute or at any time if mediation is not undertaken, either party may refer the dispute for final and binding arbitration by providing written notice to the other party. If the parties cannot agree on an arbitrator within fifteen (15) days after receipt of the notice to arbitrate, then either party may make application to the British Columbia Arbitration and Mediation Society to appoint one. The arbitration will be held in Vancouver, BC, in accordance with the BCICAC’s Shorter Rules for Domestic Commercial Arbitration. Each party will bear its own costs, including one-half share of the arbitrator’s fees, provided that the arbitrator will have discretion to award costs against either party.

Legal Counsel. You have been advised by the Company to retain independent legal advice with respect to this Employment Agreement.

Employment Standards Act. The parties hereby agree that if any provision in this Employment Agreement, in any circumstance, provides for less than what is required by the BC Employment Standards Act, such provision shall be replaced with the minimum provision(s) of the BC Employment Standards Act.

Currency. Except as otherwise specifically indicated, all monetary amounts referenced herein are in Canadian dollars.

Severability. If any part, article, section, clause, paragraph or subparagraph of this Agreement is held to be indefinite, invalid, illegal or otherwise voidable or unenforceable for any reason, the entire Agreement will not fail on the account thereof and the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby.

Entire Understanding. We also confirm that this Agreement and the other agreements, documents, and plans that are referred to in this Agreement (including the Non-Disclosure, Non-Solicitation and Non-Competition Agreement and Clawback Policy agreement (if applicable)) set forth our entire understanding of the terms of your employment with the Company, and cancels and supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements (including your former employment agreement), covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. Any modifications to these employment terms must be made in writing and signed by both you and the Company.

Fresh Consideration. The Company is hereby providing you with one hundred dollars ($100) as fresh consideration for you entering into this Employment Agreement. You hereby accept the receipt and sufficiency of this fresh consideration.

Governing Law. This Agreement and all matters arising hereunder will be governed by and construed in accordance with the laws of the Province of British Columbia.

To accept this Agreement on the terms set out herein, please sign where indicated below, and return a signed copy of this Agreement to me by February 25, 2026.

Yours sincerely,

XENON PHARMACEUTICALS INC.

/s/ Shelley McClosekey

Shelley McCloskey

Executive Vice President, Human Resources

Attachments (as previously provided to you):

1)
Employee Non-Disclosure, Non-Solicitation and Non-Competition Agreement previously executed between Xenon and Ian Mortimer as of October 3, 2014
2)
Xenon Amended and Restated 2014 Equity Incentive Plan
3)
Clawback Policy agreement

I hereby confirm that I have read, understand and voluntarily accept the terms of this Agreement:

/s/ Ian Mortimer	02/25/2026
Ian Mortimer	MM/DD/YYYY

SCHEDULE A

Duties and Responsibilities

Reporting to the Chair of the Board of Directors, the President and Chief Executive Officer (“CEO”) is responsible for oversight of all aspects of the Company’s business and directs the organization to ensure the attainment of strategic and financial goals and maximize return on invested capital. The CEO will provide corporate leadership and vision, overseeing the Company’s scientific and technology research; product and clinical development; commercialization; in-licensing, out-licensing and partnering plans; merger and acquisition opportunities; and financial and organizational matters.

The Chief Executive Officer will:

1.
Collaborate with the Chair of the Board of Directors and, if applicable, Lead Independent Director to plan agendas and materials for Board and Board Committee meetings to ensure the Board’s ability to operate effectively in accordance with its’ mandate
2.
Build, lead and manage a cohesive Executive Leadership Team (“Management”) with the skills and capacity to carry out the Company’s business
3.
Lead and work with the Management to develop, recommend and, as approved by the Board, execute on
a.
Company strategy and corporate objectives, including Company purpose and vision
b.
Corporate financial and operating performance with respect to capital and revenue strategies and plans, annual operating plans and budgets, resource allocation and risk management
c.
A robust research and product pipeline, including both in-house and externally acquired compounds
d.
Clinical development strategies and plans
e.
Commercialization strategies and plans, including partnering, for global marketing and sales of products and product candidates
f.
Organizational matters, including culture, hiring, talent and performance management, organizational capabilities and succession planning
4.
Be responsible for all day to day operating decisions in execution of the Company’s Board approved strategies and plans
5.
Lead and work with the Management to ensure the Company’s full compliance with legal, environmental, human rights and regulatory requirements in all of the jurisdictions in which it operates
6.
Collaborate with relevant executives to identify, evaluate and plan strategic opportunities such as licensing opportunities and mergers and acquisitions
7.
Act as the key spokesperson for the Company, ensuring clear, consistent and timely communication with the Company’s Board of Directors, investors, bankers and others in the financial community, partners and potential partners, scientific and medical key opinion leaders, and all levels of internal staff
8.
At all times, act in the best interest of the Company and its shareholders
9.
International travel may be required
10.
Plan and manage budget proposals and approved budgets in accordance with the Company’s strategic and operating plans and Finance policies

11.
Recruit, lead, direct, develop, coach and evaluate direct reports, if any, in accordance with the Company’s Human Resource policies and practices
12.
Act in accordance with Company policies, including, for example, the Code of Business Conduct and Ethics and ensure policies are understood and followed by direct reports, if any.
13.
Other duties as assigned.

Date: February 25, 2026

SCHEDULE B

Disclosure of Volunteer, Board and Other External Commitments

Please complete only to reflect any updates to previously provided version.

Position	Organization	Length of Appointment/ Engagement